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Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.:

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (the Fund), including the summary schedule of investments, as of June 30, 2024, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years in the two-year period then ended (the financial statements and financial highlights are included in Item 1 of this Form N-CSR), and the schedule of investments as of June 30, 2024 (included in Item 6 of this Form N-CSR). In our opinion, the financial statements, financial highlights, and schedule of investments present fairly, in all material respects, the financial position of the Fund as of June 30, 2024, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended, in conformity with U.S. generally accepted accounting principles. The financial highlights for the years ended June 30, 2022 and prior were audited by other independent registered public accountants whose report, dated August 29, 2022, expressed an unqualified opinion on those financial highlights.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Such procedures also included confirmation of securities owned as of June 30, 2024, by correspondence with custodians and brokers; when replies were not received from brokers, we performed other auditing procedures. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. We believe that our audits provide a reasonable basis for our opinion.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

We have served as the auditor of one or more RiverNorth investment companies since 2015.

Columbus, Ohio
August 29, 2024

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